PVH Corp. To Sell Speedo North America Business to Pentland Group

NEW YORK--(BUSINESS WIRE)--Jan. 9, 2020-- PVH Corp. [NYSE:PVH], one of the world’s largest apparel companies, announced today that it has entered into a definitive agreement to sell its Speedo North America business to Pentland Group, parent company of Speedo International Limited, for $170 million in cash, subject to a working capital adjustment. Speedo International licenses the Speedo trademark to a PVH subsidiary for perpetual use in North America and the Caribbean. The transaction, which is expected to close in the first quarter of PVH’s fiscal 2020 year, is subject to customary closing conditions, including regulatory approval.

“This strategic announcement aligns with PVH’s goal to optimize and streamline its Heritage Brands business in the ever-evolving retail environment and focus on delivering sustainable profitable growth of its global brands, CALVIN KLEIN and TOMMY HILFIGER. I am pleased to see Pentland Group reunite the Speedo business globally, as they are best positioned to capture the full potential of the iconic Speedo brand,” said Emanuel Chirico, Chairman & CEO, PVH Corp.

Pentland Group, which also owns the Berghaus, Canterbury, Ellesse and SeaVees brands, acquired Speedo in 1991 and has since developed it into the world’s leading performance swimwear brand.

Andy Long, CEO of Pentland Group’s Pentland Brands division, said: “We’ve had a great partnership with PVH and they’ve done an incredible job in raising the profile of the Speedo brand and growing the business in North America during their time as licensee.”

The acquisition by Pentland Group comes ahead of the 2020 Tokyo Olympics and Paralympics and the participation of many Speedo athletes. Long adds, “With the Tokyo Games this year, now is the right time to bring Speedo North America back into our brand portfolio. Pentland has a strong track record of investing in people and international brands and we’re looking forward to welcoming the Speedo North America team into the Pentland family and working together on the next chapters in the Speedo success story.”

About PVH Corp.

PVH is one of the most admired fashion and lifestyle companies in the world. We power brands that drive fashion forward – for good. Our brand portfolio includes the iconic CALVIN KLEIN, TOMMY HILFIGER, Van Heusen, IZOD, ARROW, Speedo*, Warner's, Olga and Geoffrey Beene brands, as well as the digital-centric True&Co. intimates brand. We market a variety of goods under these and other nationally and internationally known owned and licensed brands. PVH has over 38,000 associates operating in over 40 countries and $9.7 billion in annual revenues. That's the Power of Us. That’s the Power of PVH.

*The Speedo brand is licensed for North America and the Caribbean in perpetuity from Speedo International Limited.

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About Pentland Group

Pentland Group is a privately-owned global company that owns and invests in, primarily, retail and wholesale businesses in the sports, outdoor and sports fashion sectors.

The Group is the majority shareholder of JD Sports Fashion plc, which operates 2,500 stores across 18 countries. Its Pentland Brands division owns Speedo, Berghaus, Canterbury of New Zealand, Endura, ellesse, Seavees and Mitre and it has the UK footwear licensee for Kickers. Pentland Group also has a joint venture partnership for Lacoste footwear. For more information go to pentlandbrands.com or follow us on Facebook, Instagram, Twitter and LinkedIn.

Contacts:

PVH Corp.
Dana Perlman
Treasurer, Senior Vice President, Business Development and Investor Relations
(212) 381-3502
danaperlman@pvh.com

Pentland Group
Rebecca Vicary
Head of External Communications
+44 2089702379 / +44 7912406045
rebecca.vicary@pentland.com